Exhibit 3.1.6

CERTIFICATE OF INCORPORATION

OF

EQUINOX-54TH STREET, INC.

UNDER SECTION 402 OF THE
BUSINESS CORPORATION LAW

The undersigned, natural person of the age of 18 years or more, acting as Incorporator of a Corporation under Section 402 of the Business Corporation Law, hereby adopts the following Certificate of Incorporation for such Corporation.

ARTICLE 1 - NAME

The name of the Corporation is EQUINOX-54TH STREET, INC., (hereinafter, “Corporation”).

ARTICLE 2 - PURPOSE OF CORPORATION

This Corporation is formed to engage in any lawful act or activity for which a Corporation may be organized under the Business Corporation Law, provided that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body.

ARTICLE 3 - COUNTY OF THE OFFICE OF THE CORPORATION

The county within the State of New York, in which the office of the Corporation is to be located is New York County.

ARTICLE 4 - INCORPORATOR

The name and street address of the incorporator of this Corporation is Elsie Sanchez at 45 John Street, Suite 711, New York, New York 10038.

ARTICLE 5 - CORPORATE CAPITALIZATION

5.1                               The maximum number of shares that this Corporation is authorized to issue is TWENTY THOUSAND (20,000) shares of common stock, each share having the par value of ONE DOLLAR ($1.00).

5.2                               No holder of shares of stock of any class shall have any [preemptive right to subscribe] to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Director(s) may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Director(s) may deem advisable in connection with such issuance.

5.3                               The Board of Director(s) of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Director(s) may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the bylaws of the Corporation.

5.4                               The Board of Director(s) of the Corporation may, by Restated Articles of Incorporation, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or term or conditions of redemption of the stock.

ARTICLE 6 - SHAREHOLDERS’ RESTRICTIVE AGREEMENT

All of the shares of stock of this Corporation may be subject to a Shareholders’ Restrictive Agreement containing numerous restrictions on the rights of shareholders of the Corporation and transferability of the shares of stock of the Corporation.  A copy of the Shareholders’ Restrictive Agreement, if any, is on file at the principal office of the Corporation.

ARTICLE 7 - POWERS OF CORPORATION

The Corporation shall have the same powers as an individual to do all things necessary or convenient to carry out its business and affairs, subject to any limitations or restrictions imposed by applicable law or this Certificate of Incorporation.

ARTICLE 8 - TERM OF EXISTENCE

This Corporation shall have perpetual existence.

ARTICLE 9 - REGISTERED OWNER(S)

The Corporation, to the extent permitted by law, shall be entitled to treat the person in whose name any share or right is registered on the books of the Corporation as the owner thereto, for all purposes, and except as may be agreed in writing by the Corporation, the Corporation shall not be bound to recognize any equitable or other claim to, or interest in, such share or right on the part of any other person, whether or not the Corporation shall have notice thereof.

ARTICLE 10 - SECRETARY OF STATE AS AGENT OF CORPORATION

The Secretary of State of New York is designated agent of the corporation on whom process against it may be served.  The Secretary of State shall mail a copy of any process against the corporation served on him to 45 John Street, Suite 711, New York 10038.

ARTICLE 11 - REGISTERED AGENT

The name of the registered agent upon whom and the address of the registered agent at which process against the corporation may be served is Spiegel & Utrera, P.A., P.C. at 45 John Street, Suite 711, New York, New York 10038.

ARTICLE 12 - BYLAWS

The Board of Director(s) of the Corporation shall have power, without the assent or vote of the shareholders, to make, alter, amend or repeal the Bylaws of the Corporation, but the affirmative vote of a number of Directors equal to a majority of the number who would constitute a full Board of Director(s) at the time of such action shall be necessary to take any action for the making, alteration, amendment or repeal of the Bylaws.

ARTICLE 13 - AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, or in any amendment hereto, or to add any provision to this Certificate of Incorporation or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the provisions of any applicable statute of the State of New York, and all rights conferred upon shareholders in this Certificate of Incorporation or any amendment hereto are granted subject to this reservation.

IN WITNESS WHEREOF, this certificate has been subscribed this 9 April 1998, by the undersigned, who affirms that the statements made herein are true under penalties of perjury.

/s/ Elsie Sanchez
Elsie Sanchez, Incorporator
45 John Street, Suite 711
New York, New York, 10038